Exhibit 107

Calculation of Filing Fee Tables

S-3 (Form Type)

ParkerVision, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Common Stock	457(c)	55,555,556	(2)	$0.450	(3)	$25,000,000	0.0001531	$3,827.50

	Total Offering Amounts							$25,000,000		$3,827.50
	Total Fees Previously Paid									-
	Total Fee Offsets									-
	Net Fees Due									$3,827.50

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), the amount registered also covers any additional shares of common stock, $0.01 par value (“Common Stock”) which may become issuable to prevent dilution from stock splits, stock dividends and similar events.

(2)	Represents the number of shares of Common Stock being registered hereunder, calculated by dividing the proposed maximum aggregate offering price by the proposed maximum offering price per share.

(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act.  The price per share is based on the average of the high and low sales prices of our Common Stock as reported on the OTCQB Venture Market on May 16, 2025, which is a date within five business days prior to the filing of this registration statement.